Exhibit 10.13
[WORKDAY LOGO]

June 30, 2014

Barbara Larson
[address]

Dear Barbara,

Workday, Inc. ("Workday") is happy to offer you a position as Senior Director, Corporate FP&A reporting to Gabe Cortes. Your planned start date is Monday, July 14, 2014 with an initial starting salary of $190,000 per year, which is payable according to Workday's payroll cycle, and subject to applicable federal and state taxes. In addition, you will be eligible to participate in a variable ("incentive") compensation plan, targeted at 25% annually. This plan, including terms and conditions, shall be confirmed shortly after you commence employment.

Workday will offer you a one-time Hiring Bonus of $75,000. This will be paid out within your first 30 days in accordance with the Company's standard payroll procedures. To receive the hiring bonus, you must be employed by Workday and in good standing on the day of the payment. All amounts discussed herein are subject to applicable withholding taxes and may be subject to repayment if you choose to leave the Company within one year of your original commencement date.

Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted restricted stock units (RSUs) of the Company's Class A Common Stock with an approximate value of $750,000 USD. The number of shares will be determined by dividing the USD value above by the trailing simple moving average stock price of Workday Class A common stock for the 20 day period immediately preceding the Date of Grant. You will vest in these shares at the rate of 1/4 of the RSU shares after 12 months of continuous service from your vesting start date, then in equal quarterly installments of 1/16th of the total RSU shares, fully vesting in 4 years from your vesting start date. Your vesting start date will be the 15th of the month your RSU grant is approved. Your RSU grant will be subject to the terms and conditions applicable to stock granted under the Company's 2012 Equity Incentive Plan (the "Plan"), as described in the Plan and the applicable Restricted Stock Unit Agreement.

Your employment with Workday is "at-will", meaning either you or Workday may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by Workday that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this at-will employment policy can only be made in writing by the President of Workday. In particular, this at-will employment policy cannot be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment. This offer and your start date are contingent upon successfully completing and passing all applicable background checks.

Workday has its own way of doing business and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. Workday understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts a position with us will hold themselves to these same standards. No employee should reference, use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

This job offer is contingent upon your acceptance of Workday's Proprietary Information and Inventions Agreement and must be returned with this signed letter by Tuesday, July 1, 2014. Like all Workday employees, you are also required, as a condition of your continued employment, to comply with Workday's Employee Handbook as it may be updated and/or revised periodically.

Sincerely,
/s/ Grant D. Bassett
Grant Bassett
VP, Talent

The foregoing is accepted and correctly states our arrangement.

By:	/s/ Barbara Larson
Dated:	6/30/2014